Exhibit 99.2

NEWS RELEASE

NUVASIVE ANNOUNCES NEW ORGANIZATIONAL STRUCTURE TO DRIVE GROWTH AND

PROFITABILITY GOALS

New structure designed to align strategy and innovation, integrate global commercial channels and transform business operations

SAN DIEGO, CA – July 27, 2017 – NuVasive, Inc. (NASDAQ: NUVA), a leading medical device company focused on transforming spine surgery with minimally disruptive, procedurally-integrated solutions, today announced a new organizational structure to drive the Company’s growth and profitability goals, supporting its strategy to help deliver safer, more predictable spine surgery.

“As the innovation pioneer and largest, pure-play spine technology company, NuVasive continues to deliver significant value to its customers and shareholders,” said Gregory T. Lucier, NuVasive’s chairman and chief executive officer. “With incredible opportunities ahead, we are taking steps to refine the company’s operating structure to tightly align strategy, product development and marketing and integrate our global commercial channels, while scaling global operations to best address the growing needs of our partners and patients.”

Today the Company announced that Jason Hannon, president and chief operating officer, is stepping down from his position to pursue other interests. He will remain with NuVasive through the end of the year in an advisory capacity. During Mr. Hannon’s successful 12-year career at NuVasive, he has made countless important contributions to the Company. In connection with Mr. Hannon’s departure, the Company has accelerated its timeline to implement organizational changes that will position NuVasive to execute against the Company’s strategic goals. Effective August 1, the Company will:

-	Align strategy, technology and marketing to build a world-class product development and commercialization capability;
-	Integrate its U.S. Commercial and International sales functions into a scalable global commercial organization; and
-	Transform global operations to drive operational efficiencies through the combination of manufacturing, supply chain, information technology (IT), regulatory affairs and quality assurance (RA/QA).

Matt Link, president, U.S. Commercial is being promoted to a key leadership role as executive vice president, Strategy, Technology and Corporate Development, a newly created position to further drive the Company’s innovation agenda. Mr. Link is a long-tenured NuVasive executive with more than 15 years of industry experience, including extensive knowledge of the U.S. spine marketplace, as well as surgeon and hospital dynamics. In this role, he will lead product and systems development, global marketing, surgeon education, clinical research and corporate development. Mr. Link’s experience in surgeon requirements and commercial operations will be key as NuVasive continues to bring leading innovation to market.

Skip Kiil, executive vice president, International is named executive vice president, Global Commercial. Mr. Kiil joined NuVasive in June and has more than 15 years of experience as a global medical technologies and life sciences business leader. He was previously with Alcon, a division of Novartis Corporation, where he most recently served as surgical head, Europe, Middle East, Africa and Russia. He is a proven leader in managing and growing complex, global commercial enterprises internationally and domestically within the healthcare and spine technology industries. His strategic and operational expertise in market entry and development are critical as NuVasive seeks to double its International market share in the coming years and further expand the Company’s position in the U.S. marketplace.

Steve Rozow, vice president, Global Operations, assumes an elevated role as executive vice president, Global Process Transformation, including IT and RA/QA, in addition to his current Global Operations responsibilities. Since joining NuVasive in 2015, Mr. Rozow has led improvements in supply chain and fulfillment, as well as the successful development of the Company’s new manufacturing facility in West Carrollton, Ohio. Mr. Rozow is an experienced medical device leader including more than 20 years with Zimmer, where he served in various manufacturing and operational leadership roles. His position is critical as the Company focuses on scaling global operations and driving operational improvement initiatives.

Unrelated to the organizational updates announced today, the Company has accepted the resignation of its chief financial officer, Quentin Blackford, effective August 25, 2017. Mr. Blackford is pursuing another opportunity outside the spine industry and has agreed to remain with the company during this transition period. Mr. Blackford’s resignation is not the result of any dispute or disagreement with NuVasive, including any matters relating to the Company’s accounting practices or financial reporting. Vickie Capps, in her role as an independent member of NuVasive’s board of directors and a member of the audit committee, will provide guidance and support to the Company’s financial organization during the transition period. Ms. Capps is a well-respected financial executive, having served as CFO of DJO Global, as well as CFO of several public and private companies. Ms. Capps will also assist the Company in its search for a successor to Mr. Blackford.

“Since becoming CEO over two years ago, I have been working with our board to build a world-class leadership team to support our revenue growth and profitability goals. Together, we are executing against our 5-year strategic plan and building a deep bench of talent, positioning us well to execute against our short- and long-term initiatives. I remain more confident than ever in our Company’s position to take on the next $1 billion in growth,” said Lucier.

About NuVasive

NuVasive, Inc. (NASDAQ: NUVA) is transforming spine surgery and beyond with minimally invasive, procedurally-integrated solutions designed to deliver reproducible and clinically-proven surgical outcomes. The Company’s portfolio includes access instruments, implantable hardware, biologics, software systems for surgical planning, navigation and imaging solutions, magnetically adjustable implant systems for spine and orthopedics, and intraoperative monitoring service offerings. With $962 million in revenues (2016), NuVasive has an approximate 2,300 person workforce in more than 40 countries serving surgeons, hospitals and patients. For more information, please visit www.nuvasive.com.

Forward-Looking Statements

NuVasive cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, risks associated with acceptance of the Company’s surgical products and procedures by spine surgeons, development and acceptance of new products or product enhancements, clinical and statistical verification of the benefits achieved via the use of NuVasive’s products (including the iGA® platform), the Company’s ability to effectually manage inventory as it continues to release new products, its ability to recruit and retain management and key personnel, and the other risks and uncertainties described in NuVasive’s news releases and periodic filings with the Securities and Exchange

Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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Investor Contact:

Suzanne Hatcher

NuVasive, Inc.

858-458-2240

investorrelations@nuvasive.com

Media Contact:

Michael Farrington

NuVasive, Inc.

858-909-1940

media@nuvasive.com